UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 5, 2008

ABITIBIBOWATER INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-33776	98-0526415
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

AbitibiBowater Inc. 1155 Metcalfe Street, Suite 800 Montreal, Quebec Canada	H3B 5H2
(Address of principal executive offices)	(Zip Code)

(514) 875-2160
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)

Departure of Executive Officer

On June 5, 2008, AbitibiBowater Inc. (the ''Company'') issued a press release announcing the retirement of John W. Weaver as Executive Chairman of the Company effective July 1, 2008. Mr. Weaver will continue to serve as non-Executive Chairman and a member of the Board of Directors of the Company (the ''Board'') until March 31, 2009. A copy of the press release announcing Mr. Weaver's retirement is attached as Exhibit 99.1 and incorporated by reference herein.

(e)

Stockholder Approval of 2008 Equity Incentive Plan

On June 5, 2008, the stockholders of the Company approved the adoption of the 2008 Equity Incentive Plan (the ''2008 Plan'') and the increase in the number of authorized shares of common stock of the Company (''Common Stock''). The 2008 Plan provides for the grant to officers, directors, employees, consultants and advisors of the Company and its affiliates of nonqualified and incentive stock options, stock appreciation rights (''SARs''), full value awards (including but not limited to, restricted stock, restricted stock units and deferred stock units) and cash incentive awards covering up to 2,000,000 shares of common stock.

The 2008 Plan was approved by the Board on March 26, 2008, subject to stockholder approval, and is effective as of that date.

Under the terms of the 2008 Plan, (i) no more than 2,000,000 shares of Common Stock for incentive stock options may be delivered to participants and beneficiaries, (ii) the maximum number of shares of Common Stock that may be covered by options and SARs granted to any one participant in any one calendar year may not exceed 300,000 shares; (iii) the maximum number of shares of Common Stock that may be issued in conjunction with awards during any one calendar year period relating to full value awards and cash incentive awards, (but only to the extent they are settled in shares of Common Stock) shall be 200,000 shares; (iv) the maximum number of shares of Common Stock that may be issued in conjunction with awards granted relating to full value awards and cash incentive awards (but only to the extent they are settled in shares of Common Stock) over the life of the 2008 Plan shall be 1,000,000 shares; (v) the maximum number of shares that may be delivered pursuant to full value awards intended to be performance-based compensation (as described below) granted to any one participant during any one calendar year period, regardless of whether settlement of the award is to occur prior to, at the time of, or after the time of vesting, may not exceed 200,000 shares; and (vi) the maximum amount of cash incentive awards intended to be performance-based compensation payable to any one participant with respect to any performance period shall equal $200,000 multiplied by the number of calendar months included in that performance period ($2,400,000 for a 12-month performance period).

A description of the terms of the 2008 Plan can be found under ''Proposal No. 2 - Approval of 2008 Equity Incentive Plan'' in the Company's definitive proxy statement which was filed with the Securities and Exchange Commission on April 28, 2008.  The section of the definitive proxy statement entitled ''Proposal No. 2 - Approval of 2008 Equity Incentive Plan'' is incorporated by reference herein.

Board Approval of Annual Incentive Plan

On June 5, 2008, upon the receommendation of the Human Resources and Compensation Committee of the Board (the ''HRCC''), the Board approved bonuses payable under the Company's Annual Incentive Plan in the form of cash incentive awards designated as performance-based compensation.

SERP Amendment

On June 5, 2008, upon the recommendation of the HRCC, the Board approved amendments to the Company's Supplemental Executive Retirement Plan (''SERP'') with respect to any retirements and terminations of Company employees occurring after June 4, 2008. The SERP was amended to standardize pension distributions among all Company employees, including former employees of Abitibi-Consolidated Inc. and Bowater Inc. The SERP amendments provide that all Company employees retiring or terminating after June 4, 2008 will receive 50% of the lump sum value of the employee's pension on a date that is six months after retirement or termination, and the remaining 50% on a date that is twelve months after such employee's retirement or termination.

Previously, employees participating in the Abitibi-Consolidated U.S. SERP retiring directly from active retirement received the lump sum value of the employee's pension two years after the monthly pension payments start, and those employees voluntarily or involuntarily terminating employment before the age of 55 received the lump sum value of the employee's pension two years after his or her termination date.

Employees that participated in the Bowater Inc. U.S. Defined Contribution SERP, which includes a notional account for the value of the pension in excess of the IRS limit (a ''Notional Account''), received 100% of the amount of the Notional Account at retirement or termination, unless such participant was a ''key employee'' (as such term is defined by Section 409A of the Internal Revenue Code), in which case the distribution was made on a date that was six months after retirement or termination.

Assumption of Severance Agreements

On June 5, 2008, the Board approved the ratification of the assumption by the Company of the obligations of Abitibi-Consolidated Inc. under certain Severance Compensation Agreements with the following executive officers:  John W. Weaver, Pierre Rougeau, Thor Thorsteinson, Alain Grandmont, Yves Laflamme, Jacques Vachon, Colin Keeler, Viateur Camire, Jon Melkerson, Bruno Tremblay and Paul Planet.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1 Press Release, dated June 5, 2008.

Signature

Pursuant to the requirements of the Securities Exchange Act of l934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ABITIBIBOWATER INC.

	By:	/s/ Jacques P. Vachon
Date: June 11, 2008		Name: Jacques P. Vachon
Title: Senior Vice-President Corporate Affairs and Chief Legal Officer

   Exhibit Index

Exhibit No.                          Description

99.1                                       Press Release, dated June 5, 2008.

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